Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of SMG Indium Resources Ltd. on Form S-1 of our report, dated March 10, 2011, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of SMG Indium Resources Ltd. as of December 31, 2010 and for the year ended December 31, 2010, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

April 26, 2012